Exhibit 10.9

March 5, 2007

Mr. Steve Schmidt

c/o The Nielsen Company B.V.

770 Broadway

New York, New York 10003

Dear Steve:

You have been advised by The Nielsen Company B.V. that your position will be eliminated as a result of the recent Change in Control of the Company as defined in that certain Termination Protection Agreement dated November 1, 2005 by and between the Company and you (the “TPA”). All capitalized terms not otherwise defined herein shall have the meaning set forth in the TPA. The Company acknowledges your right to benefits under the TPA, and this letter is intended to confirm our understanding and agreement with respect to your separation from service with The Nielsen Company B.V. and its subsidiaries (collectively, the “Company”) as follows:

1. Transition Services, Effective Date of Separation from Service.

(a) Following the date of this letter through March 31, 2007, unless the parties shall mutually agree otherwise in writing (such period, the “Transition Period”), the Company shall continue to employ you as an employee, and as such shall continue to provide you with the same rate of base salary and employee benefits as you currently enjoy during such time. Also during the Transition Period, you agree to provide such services as may reasonably be requested under the circumstances by the board of directors or chief executive officer of the Company including, without limitation, assisting in the transition of your duties to the applicable successors to such duties.

(b) On the last day of the Transition Period, you hereby agree to resign from all positions you hold with the Company, and your employment with the Company shall terminate on such date. The last day of the Transition Period shall constitute your Termination Date upon a Change in Control Termination. On or before your termination date, you will return all company property and information to VNU in your possession except as otherwise mentioned in this agreement.

2. Payments and Benefits. In connection with the foregoing, you and the Company agree to the following:

(a) Effective as of your Termination Date, you shall be entitled to receive the following payments and benefits due to you under Section 2(b) of the TPA:

(i) In respect of the payment described in Section 2(b)(v), an amount equal to $2,881,500 provided, however, that if using the actual 2006 annual incentive plan bonus (“2006 AIP Bonus”) would cause the average annual bonus taken into account in calculating the amount due under Section 2(b)(v) of the TPA to be higher than the average annual bonus used for purposes of this letter, then such higher average annual bonus shall be used, and the amount payable under this clause shall be correspondingly adjusted, and we agree that your 2006 AIP Bonus shall be calculated by using the method described in clause 2(a)(iv) below; and

(ii) The amount described in 2(b)(vi), which shall equal the product of (x) $500,000 and (y) a fraction, the numerator of which shall equal the number of days you were employed by the Company from January 1, 2007 through the last day of the Transition Period, and the denominator of which shall equal three-hundred sixty-five (365) (which amount shall equal $125,500 on March 31, 2007 and be paid on or near that date); and

(iii) The amount described in Section 3(a) in respect of the payment to which you are entitled under the Company’s long-term incentive plan for the performance period of 2006 through 2007, the product of (I) $500,000 and (II) a fraction, the numerator of which shall equal the number of days you were employed by the Company from January 1, 2006 through the last day of the Transition Period, and the denominator of which shall equal the number of days beginning from January 1, 2006 and ending on December 31, 2007 (which amount shall equal $312,500 on March 31, 2007 and be paid on that date), provided, however, that if the achievement of long-term incentive plan performance targets for calendar year 2007 would result in a higher payment amount (as calculated under Section 3(a) of the TPA) than is provided in this Section 2(a)(iii)(x), the excess of such higher payment amount shall be paid to you no later than March 15, 2008.

(iv) In respect of the payment described in Section 2(b)(ii), with regards to your 2006 annual incentive participation, you have a target of $500,000 that will be paid to you, adjusted for performance, at the same time as the payments are made to other executives. Your 2006 AIP bonus calculation will be based on the revised bonus parameters communicated to you in August 2006 by the new owners.

(b) With respect to the provisions of Section 3(b) of the TPA, you have already received in full all payments related thereto. Notwithstanding any other provision of this letter, you shall also be entitled to receive all other payments and benefits referenced in Sections 2(b)(i), 2(b)(iii), 2(b)(iv), 2(b)(vii), 2(b)(viii) and 4 of the TPA, at such time or times as are provided therein.

(c) In addition to the foregoing, you and the Company agree to the following:

(i) You will be allowed to keep your blackberry device and computers that were loaned to you for home use as part of your responsibilities. Your office computer will remain with VNU. Within five days of your being taken off of the Nielsen email system/network, you will certify in writing that you have provided the Company with the appropriate proprietary information that is on the blackberry device and home use computer and that you have subsequently deleted all proprietary information from these. Alternatively, you will review the contents of your computer in person with a Nielsen representative. You will, however, be able to stay on the Nielsen email system/network through June 30, 2007, subject to further extensions by the company.

(ii) You will be reimbursed for monthly lease payments for the New York apartment that you currently occupy according to current Company practice as long as you remain an active employee of VNU. When you vacate the apartment, VNU will pay reasonable shipping costs to move household goods to one other US-based location, according to VNU’s relocation policy.

(iii) Nielsen will continue to reimburse you for the monthly lease payments on your current automobile as long as you remain an active employee of VNU.

(iv) Nielsen will reimburse you for up to $10,000 of tax and financial planning expenses for 2007.

(v) You will receive a payment from the deferred cash award of $100,050, payable on/about March 31, 2007.

(vi) in respect of your participation under the Company’s long-term incentive plan for the performance period of 2004 through 2006, you have a target of $1,200,000. You will be paid this amount, provided, however that if the subsequent achievement of long-term incentive plan performance would result in a higher payment amount, the excess would also be paid.

(vii) You are entitled to a benefit under the ACNielsen Corporation Supplemental Executive Retirement Plan. You have elected to receive this benefit totaling $3,441,000 in the form of a lump sum payable in January 2008. This is the only payment due to you under this Plan. The amounts paid hereunder are subject to the terms of the Plan which have been amended to reflect the provisions of Section 409A of the Internal Revenue Code and the guidance promulgated thereunder and is subject to the terms thereof.

(viii) In addition to vested benefits, you currently are a participant under an agreement to provide supplemental retirement benefits, dated September 23, 2004. This benefit is unvested and would not vest until July 1, 2008 assuming you were then still employed by Nielsen. In consideration of your signing a non-compete, non-solicit agreement, in the form as attached, we will provide you with a one-time payment of $428,000 payable on/about March 31, 2007 in lieu of any benefit under that agreement.

(ix) You are a vested participant under the Nielsen retirement plan, which includes both qualified and non-qualified balances. The final value of these balances is subject to your distribution elections. You may find further information on this plan through Fidelity.

(x) As mentioned in your Termination Protection Agreement, Section 2(b)(vii), you are eligible for continued medical benefits coverage. If you are ineligible under the terms of the company’s benefit plans, the company will act as indicated under that section of the TPA. If a reimbursement is necessary, you will receive a tax gross up for this amount.

3. Full Satisfaction. You hereby acknowledge and agree that, upon the payments of the amounts described in this agreement, and legal fees and expenses that may be due to you in accordance with Section 6(i) of the TPA, the Company shall have satisfied all obligations it may have to you in respect of your employment with the Company or separation therefrom, and you will be entitled to no other or further compensation, remuneration, payments or benefits of any kind; provided that the foregoing shall not affect or diminish in any way your continuing right to indemnification by the Company to the same extent currently available under the Company’s by-laws and any insurance policies maintained by or on behalf of the Company, or under applicable law for actions taken or omissions made as an employee or director of the Company.

4. Miscellaneous. This letter is intended to confirm the specific obligations the Company has to you under the TPA, and as such constitutes a supplement to your TPA. The provisions of Section 6 of the TPA are incorporated by reference herein. All payments made hereunder will be subject to applicable tax withholding.

If this letter correctly sets forth your understanding of our agreement with respect to the foregoing matters, please so indicate by signing below on the line provided for your signature. Steve, we greatly appreciate the contributions you have made to the Company over the years, and wish you all the best for the future.

Very truly yours,

The Nielsen Company B.V.

By:
Name:	Greg Anderson
Title:	Chief Human Resources Officer

Reviewed, approved and agreed:

Steve Schmidt

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